AMENDMENT NO. 2
TO
RIGHTS AGREEMENT
      This Amendment No. 2 (the “Amendment”) to the Rights Agreement dated as of June 11, 2003, as amended by that certain Amendment No. 1 to Rights Agreement dated as of August 4, 2006 (collectively, the “Rights Agreement”) by and between Mobility Electronics, Inc. (the “Company”) and Computershare Trust Company, Inc. (the “Rights Agent”), is entered into as of the 11th day of October, 2006. Capitalized terms not otherwise defined herein shall have the respective meanings given to them in the Rights Agreement.
RECITALS
      WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company to amend the Rights Agreement as set forth herein; and
      WHEREAS, the Company has requested that the Rights Agreement be amended in accordance with Section 27 of the Rights Agreement, as set forth herein, and the Rights Agent is willing to amend the Rights Agreement as set forth herein;
AGREEMENT
      NOW, THEREFORE, the parties, intending to be legally bound, hereby agree as follows:
1.	The definition of “Acquiring Person” in Section 1(a) of the Rights Agreement is hereby amended and restated to read in its entirety as follows:
“ ‘Acquiring Person’ shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 15% or more of the shares of Common Stock then outstanding, but shall not include the Company, any Subsidiary (as such term is hereinafter defined) of the Company, any employee benefit plan of the Company or any Subsidiary of the Company, or any entity holding shares of Common Stock for or pursuant to the terms of any such plan.
Notwithstanding the foregoing:
     (i) no Person shall become an “Acquiring Person” as the result of an acquisition of shares of Common Stock by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% or more of the shares of Common Stock then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding as a result of any such acquisition of shares of Common Stock by the Company and shall, after such acquisition of shares by the Company, become the Beneficial Owner of any additional shares of Common Stock (other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Common Stock are treated equally), then such Person shall be deemed to be an “Acquiring Person” hereunder;
     (ii) no Person who, alone or together with all Affiliates and Associates of such Person, was, at the time of the public announcement by the Company of the declaration by its Board of Directors on June 11, 2003 of the dividend distribution of the Rights, the Beneficial Owner of 15% or more of the Common Stock then outstanding shall be deemed to have become an Acquiring Person unless and until such time as such Person or any Affiliate or Associate of such Person thereafter becomes the Beneficial Owner of any additional Common Stock (other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Common Stock are treated equally);
     (iii) if the Board determines in good faith that a Person who would otherwise be an “Acquiring Person” (as defined above) pursuant to the provisions of subparagraph (i) above, has become such inadvertently, and such Person has divested or divests as promptly as practicable a sufficient number of share of Common Stock so that such Person would no longer be an “Acquiring Person,” then such Person shall not be deemed to be or to have become an “Acquiring Person” for any purpose of this Agreement; and
     (iv) Adage Capital Partners GP, L.L.C., a Delaware limited liability company, together with all of its Affiliates and Associates (“Adage”), shall not be deemed an “Acquiring Person” until such time that Adage becomes the Beneficial Owner of 25% or more of the shares of the Company’s Common Stock then outstanding.”
2.	Except as amended hereby, the Rights Agreement shall remain unchanged and shall remain in full force and effect.

3.	This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.
[Remainder of page intentionally left blank.]

      IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective duly authorized representatives as of the date first above written.

MOBILITY ELECTRONICS, INC.

By:	/s/ Charles R. Mollo

Name:	Charles R. Mollo

Title:	President and Chief Executive Officer

COMPUTERSHARE TRUST COMPANY, INC.

By:	/s/

Name:

Title:

By:	/s/

Name:

Title: